EXHIBIT 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Norma F. Dunn	Andre Walker
713-830-8883	713-830-8775
norma.dunn@calpine.com	andrew@calpine.com

Calpine Corporation Announces Closing of
Senior Secured Notes Offering by Subsidiaries

(HOUSTON, Texas) – May 19, 2009 – Calpine Corporation (NYSE:CPN) today announced the closing of the offering by its indirect wholly-owned subsidiaries, Calpine Construction Finance Company, L.P. (“CCFC”) and CCFC Finance Corp., of $1.0 billion in aggregate principal amount of their 8.0% Senior Secured Notes due 2016 in a private placement.  The net proceeds from the offering of the notes, together with certain other funds, were used (i) to repay CCFC’s existing credit facility which was scheduled to mature in 2009, (ii) to redeem CCFC’s outstanding second lien notes due 2011 and (iii) to make a distribution to CCFC Preferred Holdings, LLC, the indirect parent of CCFC, which it will use to redeem its outstanding redeemable preferred shares which are mandatorily redeemable in 2011.

The notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold in the United States without registration under the Act or pursuant to an applicable exemption from such registration.

About Calpine

Calpine Corporation is helping meet the needs of an economy that demands more and cleaner sources of electricity.  Founded in 1984, Calpine is a major U.S. power company, currently capable of delivering over 24,000 megawatts of clean, cost-effective, reliable and fuel-efficient electricity to customers and communities in 16 states in the United States and Canada.  Calpine owns, leases, and operates low-carbon, natural gas-fired, and renewable geothermal power plants.  Using advanced technologies, Calpine generates electricity in a reliable and environmentally responsible manner for the customers and communities it serves.

Forward-Looking Information

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as "believe," "intend," "expect," "anticipate," "plan," "may," "will" and similar expressions identify forward-looking statements.  Such statements include, among others, those concerning expected financial performance and strategic and operational plans, as well as assumptions, expectations, predictions, intentions or beliefs about future events.  You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements.  Please see the risks identified in this release or in Calpine's reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2008.  These filings are available by visiting the Securities and Exchange Commission's web site at www.sec.gov or Calpine's web site at www.calpine.com.  Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Calpine undertakes no obligation to update any such statements.

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